Exhibit 99.1
EchoStar Announces Details for Anticipated Completion of
Spin-Off and Subsequent Merger of its BSS Business

EchoStar shareholders as of August 19, 2019, will be eligible for a distribution from the transaction, which is expected to take place on or after September 10, 2019

Englewood, CO, August 9, 2019 - EchoStar Corporation (NASDAQ:SATS) (“EchoStar”) announced today details for the anticipated completion of the spin-off and subsequent merger of its BSS Business, which was announced May 20, 2019. EchoStar has set a record date of August 19, 2019 (the “Record Date”) for the spin-off of that portion of its EchoStar Satellite Services business that manages, markets and provides (i) broadcast satellite services primarily to DISH Network Corporation (NASDAQ:DISH) (“DISH”), Dish Mexico, S. de R.L. de C.V. and their respective subsidiaries and (ii) telemetry, tracking and control services to satellites owned by DISH and a portion of EchoStar’s other businesses, and certain related assets and operations (the “BSS Business”).
Subject to the satisfaction or waiver of certain closing conditions, on the distribution date for the spin-off, EchoStar will distribute to each holder of shares of Class A or Class B common stock of EchoStar as of the close of business (Eastern time) on the Record Date a number of shares of common stock (“BSS Common Stock”) of EchoStar BSS Corporation, a wholly-owned subsidiary of EchoStar that will, after an internal restructuring, own and operate the BSS Business (“BSS Corporation”), equal to one share of BSS Common Stock for each share of EchoStar Class A or Class B common stock then held by each such EchoStar stockholder (the “Distribution”). As previously announced, immediately following the Distribution, a subsidiary of DISH will merge with and into BSS Corporation (the “Merger”), and BSS Corporation will continue as a wholly-owned subsidiary of DISH. In the Merger, each EchoStar stockholder as of the close of business (Eastern time) on the Record Date will receive, for each share of BSS Common Stock, a number of shares of DISH Class A common stock equal to 22,937,188 divided by the total number of shares of EchoStar Class A and Class B common stock outstanding as of such time. Based on the number of shares of EchoStar Class A and Class B common stock outstanding on August 8, 2019, EchoStar stockholders would receive approximately 0.24 of a share of DISH Class A common stock for each share of EchoStar Class A or Class B common stock held by such EchoStar stockholder as a result of these transactions. The actual number of shares of DISH Class A common stock that EchoStar stockholders will receive with respect to each share of EchoStar Class A and Class B common stock will be determined based on the number of shares of EchoStar Class A and Class B common stock outstanding as of the close of business (Eastern time) on the Record Date. No fractional shares of DISH Class A common stock will be issued in the Merger, and instead EchoStar stockholders will receive cash in lieu of any fractional share.

The Distribution and Merger are currently expected to be completed no earlier than September 10, 2019, subject to the satisfaction or waiver of certain closing conditions.
No action is required by EchoStar stockholders to receive their shares of DISH Class A common stock in the merger. EchoStar stockholders will not be required to surrender their shares or pay for any shares of DISH Class A common stock that they receive and will retain all of their shares of EchoStar common stock and associated rights.
Investors are encouraged to consult with their financial advisors regarding the specific implications of selling shares of their EchoStar Class A common stock or the right to receive shares of DISH Class A common stock on or before the closing date of the Merger.
Further Information
Further details of the spin-off of EchoStar’s BSS Business and the merger with DISH may be found in the joint prospectus/information statement filed by DISH with the Securities and Exchange Commission (“SEC”) on Form S-4. EchoStar stockholders as of the close of business (Eastern time) on the Record Date will be sent a joint prospectus/information statement under cover of Schedule 14C, which will contain the information provided in the Form S-4. EchoStar stockholders are urged to read the joint prospectus/information statement and any other relevant documents when they become available, because they will contain important information about EchoStar, DISH and the transactions discussed above. The joint prospectus/information statement and other documents relating to such transactions (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov.
About EchoStar
EchoStar Corporation (NASDAQ:SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. The forward looking statements may include those regarding any matter set forth in this document or any of the exhibits incorporated herein. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward looking statements. Such factors include, but are not limited to, the possibility that a transaction will not be completed, failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to a potential transaction, adverse effects on the market price of DISH’s common stock, adverse effects on the market price of EchoStar’s common stock and on EchoStar’s operating results for any reason, including, without limitation, because of a failure to complete a transaction, failure to realize the expected benefits of a transaction, significant transaction costs and/or unknown liabilities, any lawsuits filed in connection with a transaction and general economic and business conditions that affect EchoStar or DISH following the transaction. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties, and assumptions. For additional information on these and other factors that could affect EchoStar’s forward looking statements, see EchoStar’s filings with the SEC, including EchoStar’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q and other documents EchoStar files with the SEC from time to time. The forward looking statements speak only as of the date made, and EchoStar expressly disclaims any obligation to update these forward-looking statements.
Contacts:
EchoStar Investor Relations
Deepak Dutt
+1 (301) 428-1686
deepak.dutt@echostar.com

EchoStar Media Relations
Sharyn Nerenberg
+1 (301) 428-7124
sharyn.nerenberg@echostar.com